NEWS
For Release: Immediate		Contact: Mark A. Featherstone Vice President and Chief Financial Officer 610-832-4160

QUAKER CHEMICAL ANNOUNCES RECORD QUARTERLY SALES
AND HIGHER EARNINGS

October 28, 2008

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE:KWR) today announced net sales for the third quarter 2008 of $159.5 million, a quarterly record, and net income of $4.4 million, increases of 13% and 40%, respectively, compared to the third quarter of 2007. Earnings per diluted share were $0.41 for the third quarter of 2008, an increase of $0.10 per diluted share, compared to the third quarter of 2007. Included in third quarter 2008 results is a charge of approximately $1.6 million of incremental expense, or approximately $0.10 per diluted share, related to the retirement of the Company's former chief executive officer. Included in third quarter 2007 results is a charge of $3.3 million related to an environmental litigation settlement, or approximately $0.21 per diluted share.

Michael F. Barry, Chief Executive Officer and President, commented, “We had a strong third quarter in sales and profits, despite lower volume. Raw material costs were higher in the quarter as many of our raw material suppliers put in place large price increases. While crude prices declined throughout the third quarter, our raw material costs did not show a significant improvement due to lag effects and other factors. Despite the increase in our raw material costs, we did make progress with margin recovery during the quarter and we expect this improvement to continue into the fourth quarter.”

Mr. Barry continued, “We are certainly mindful of the challenges of the current economic environment as many of our steel and automotive customers in the U.S. and Europe have announced significant production reductions for the fourth quarter. Given what we know today, our fourth quarter results are expected to be the lowest quarterly earnings of the year. However, we will continue to manage Quaker for the long term, while managing the short-term realities that we are facing.  Nothing that has happened over the past few weeks has changed our commitment to our key growth initiatives, and we continue to be confident in our future.”

Third Quarter Summary

Net sales for the third quarter were $159.5 million, up 13% compared to $140.7 million for the third quarter of 2007. The increase in net sales was primarily due to higher sales prices and foreign exchange rate translation. Volume growth in Asia/Pacific and South America was more than offset by volume declines in the Company's other regions. Foreign exchange rate translation increased revenues by approximately 5%. Selling price increases were realized, in part, as a result of an ongoing effort to offset higher raw material costs.

Gross margin dollars were up by approximately $3.4 million or 8% over the third quarter of 2007. The gross margin percentage of 29.2% was lower than the third quarter of 2007 at 30.7% but represented an improvement versus the 28.3% in the second quarter of 2008. The Company's larger mix of CMS contracts reported on a gross versus pass-through basis and lower Quaker product sales due to lower customer production levels resulted in a gross margin percentage decline of approximately 0.6 percentage points. The remaining decline in the gross margin percentage is due to increased raw material costs partially offset by price increases, as well as product and regional sales mix.

Selling, general and administrative expenses ("SG&A") increased $1.7 million, compared to the third quarter of 2007, due to foreign exchange rate translation. Investments in higher growth areas, as well as inflationary increases, were offset by lower legal, environmental and other costs. SG&A as a percentage of sales was 24% versus 26% in the third quarter of 2007.

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Effective October 3, 2008, Ronald J. Naples, Chairman, retired as Quaker's Chief Executive Officer. As further discussed in the Company's 8-K filed on May 13, 2008, the Company is recognizing certain accelerated and other costs, in accordance with Mr. Naples' Employment, Transition and Consulting Agreement, which are expected to total $5.8 million over the 2008-2010 period. Of the $3.5 million, or approximately $0.22 per diluted share, in incremental costs incurred in 2008, $1.6 million, or approximately $0.10 per diluted share, was recognized in the third quarter of 2008.

In the third quarter of 2007, the Company recorded environmental charges of $3.3 million. The charges consisted of $2.0 million related to the settlement of environmental litigation involving AC Products, Inc., a wholly owned subsidiary, as well as an additional $1.3 million charge for the estimated remaining remediation costs. The third quarter and year-to-date 2007 results also include an out of period non-cash tax benefit adjustment of $1.0 million related to the deferred tax accounting for the Company’s foreign pension plans and intangible assets regarding one of the Company’s acquisitions.

Year-to-Date Summary

Net sales for the first nine months of 2008 were $465.4 million, up 15% from $403.2 million for the first nine months of 2007. The increase in net sales was attributable to higher selling prices, higher revenue related to the Company’s CMS channel and foreign exchange rate translation. Volume growth in Asia/Pacific and South America was more than offset by volume declines in the Company's other regions. Foreign exchange rate translation increased revenues by approximately 7%. Selling price increases were realized, in part, as a result of an ongoing effort to offset higher raw material costs. CMS revenues were higher due to the impact of additional CMS accounts gained in 2007, as well as the renewal and restructuring of several of the Company's CMS contracts.

Gross margin dollars were up $10.6 million, almost 9% for the first nine months of 2008, compared to the first nine months of 2007. However, the gross margin percentage was 29.0% for the first nine months of 2008, compared to 30.8% in the first nine months of 2007. The Company's larger mix of CMS contracts reported on a gross versus pass-through basis and lower Quaker product sales due to lower customer production levels resulted in a gross margin percentage decline of approximately 0.5 percentage points. The remaining decline in the gross margin percentage is due to increased raw material costs partially offset by price increases, as well as product and regional sales mix.

SG&A for the first nine months of 2008 increased $6.0 million, compared to the first nine months of 2007, due to foreign exchange rate translation. Investments in higher growth areas, as well as inflationary increases, were offset by lower legal and environmental costs and lower incentive compensation expense.

Other income for 2008 includes a net arbitration award of approximately $1.0 million, or approximately $0.04 per diluted share, related to litigation with one of the former owners of the Company's Italian subsidiary.

The decrease in interest expense is due to lower average debt balances and interest rates, as well as higher interest income.

Balance Sheet and Cash Flow Items

The Company's net debt-to-total-capital ratio has decreased to 27% from 32% at December 31, 2007, primarily on strong 2008 operating cash flow.

Quaker Chemical Corporation is a leading global provider of process chemicals, chemical specialties, services, and technical expertise to a wide range of industries – including steel, automotive, mining, aerospace, tube and pipe, coatings and construction materials. Our products, technical solutions, and chemical management services enhance our customers' processes, improve their product quality, and lower their costs. Quaker's headquarters is located near Philadelphia in Conshohocken, Pennsylvania.

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

As previously announced, Quaker Chemical’s investor conference call to discuss third quarter results is scheduled for  October 29, 2008 at 2:30 p.m. (ET). Access the conference by calling 877-269-7756 or visit Quaker’s Web site at www.quakerchem.com for a live webcast.

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Quaker Chemical Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands, except per share data and share amounts)

	(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net sales	$159,506	$140,715	$465,412	$403,204

Cost of goods sold	112,981	97,547	330,466	278,878

Gross margin	46,525	43,168	134,946	124,326
%	29.2%	30.7%	29.0%	30.8%

Selling, general and administrative expenses	38,278	36,602	109,935	103,930
CEO transition costs	1,625	-	3,505	-
Environmental charges	-	3,300	-	3,300

Operating income	6,622	3,266	21,506	17,096
%	4.2%	2.3%	4.6%	4.2%

Other income, net	(96)	382	1,752	1,618
Interest expense, net	(1,044)	(1,370)	(3,205)	(4,221)
Income before taxes	5,482	2,278	20,053	14,493

Taxes on income	967	(1,066)	5,848	3,076
	4,515	3,344	14,205	11,417

Equity in net income of associated companies	191	166	490	557
Minority interest in net income of subsidiaries	(266)	(350)	(841)	(1,126)

Net income	$4,440	$3,160	$13,854	$10,848
%	2.8%	2.2%	3.0%	2.7%

Per share data:
Net income - basic	$0.42	$0.32	$1.34	$1.09
Net income - diluted	$0.41	$0.31	$1.31	$1.07

Shares Outstanding:
Basic	10,573,497	10,016,801	10,315,769	9,969,739
Diluted	10,796,716	10,134,909	10,544,070	10,095,945

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Quaker Chemical Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands, except par value and share amounts)

	(Unaudited)

	September 30,	December 31,
	2008	2007
ASSETS

Current assets
Cash and cash equivalents	$24,066	$20,195
Construction fund (restricted cash)	9,325	-
Accounts receivable, net	119,538	118,135
Inventories, net	67,577	60,738
Prepaid expenses and other current assets	14,562	14,433
Deferred compensation	2,795	-
Total current assets	237,863	213,501

Property, plant and equipment, net	62,349	62,287
Goodwill	43,300	43,789
Other intangible assets, net	6,873	7,873
Investments in associated companies	8,027	7,323
Deferred income taxes	31,542	30,257
Other assets	35,275	34,019
Total assets	$425,229	$399,049

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$2,635	$4,288
Accounts and other payables	71,196	67,380
Accrued compensation	14,034	17,287
Deferred compensation	3,006	-
Other current liabilities	17,501	17,396
Total current liabilities	108,372	106,351
Long-term debt	85,364	78,487
Deferred income taxes	8,217	7,583
Other non-current liabilities	68,294	71,722
Total liabilities	270,247	264,143

Minority interest in equity of subsidiaries	4,339	4,513

Shareholders' equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 10,832,828 shares	10,833	10,147
Capital in excess of par value	27,034	10,104
Retained earnings	122,320	115,767
Accumulated other comprehensive loss	(9,544)	(5,625)
Total shareholders' equity	150,643	130,393
Total liabilities and shareholders' equity	$425,229	$399,049

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Quaker Chemical Corporation
Condensed Consolidated Statement of Cash Flows
For the nine months ended September 30,
(Dollars in thousands)

	(Unaudited)
	2008	2007
Cash flows from operating activities
Net income	$13,854	$10,848
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,279	8,579
Amortization	906	900
Equity in net income of associated companies, net of dividends	(490)	(83)
Minority interest in earnings of subsidiaries	841	1,126
Deferred compensation and other, net	840	(620)
Stock-based compensation	3,642	863
Environmental charges	-	3,300
(Gain) loss on disposal of property, plant and equipment	(3)	33
Insurance settlement realized	(981)	(1,266)
Pension and other postretirement benefits	(3,541)	(2,532)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(3,723)	(5,795)
Inventories	(8,550)	(3,227)
Prepaid expenses and other current assets	(863)	(1,750)
Accounts payable and accrued liabilities	788	6,009
Net cash provided by operating activities	10,999	16,385

Cash flows from investing activities
Capital expenditures	(9,198)	(5,431)
Payments related to acquisitions	(1,000)	(1,543)
Proceeds from disposition of assets	139	176
Insurance settlement received and interest earned	5,234	5,534
Change in restricted cash, net	(13,578)	(4,268)
Net cash used in investing activities	(18,403)	(5,532)

Cash flows from financing activities
Short-term debt borrowings	-	1,305
Net decrease in short-term borrowings	(1,389)	(3,267)
Proceeds from long-term debt	10,000	3,132
Repayments of long-term debt	(3,165)	(674)
Dividends paid	(6,994)	(6,484)
Stock options exercised, other	13,974	2,935
Distributions to minority shareholders	(252)	(864)
Net cash provided by (used in) financing activities	12,174	(3,917)

Effect of exchange rate changes on cash	(899)	1,226
Net increase in cash and cash equivalents	3,871	8,162
Cash and cash equivalents at the beginning of the period	20,195	16,062
Cash and cash equivalents at the end of the period	$24,066	$24,224